+--------+
| Form 4 |                     U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                             WASHINGTON, D.C. 20549
[ ] Check this box if
    no longer subject       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5     Filed pursuant to Section 16(a) of the Securities
    obligations may         Exchange Act of 1934, Section 17(a) of the
    continue.  See         Public Utility Holding Company Act of 1935 or
    Instruction 1(b)     Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

Walstad                         Robert                         E.
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       (Last)                      (First)                        (Middle)

    2512 Bel Air Drive
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                                  (Street)

    Minot                           ND                                 58703
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       (City)                      (State)                             (Zip)


2.  Issuer Name and Ticker or Trading Symbol   ND Holdings, Inc. - NDHI
                                              ---------------------------------


3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                  -------------


4.  Statement for Month/Year  08/99
                             --------------------------------------------------


5.  If Amendment, Date of Original (Month/Year)
                                                -------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)

   [X] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                       (give title below)                       (specify below)

   President
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TABLE I-NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title    2. Trans-   3. Trans-   4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   of          action      action      of Disposed of (D)            Securities       ship        of In-
   Security    Date        Code        (Instr. 3, 4 and 5)           Beneficially     Form:       direct
   (Instr. 3)  (Month/     (Instr. 8)                                Owned at         Direct      Bene-
               Day/     ----------------------------------------     End of           (D) or      ficial
               Year)                                                 Month            Indirect    Owner-
                         Code       V  Amount     (A) or   Price     (Instr. 3 and 4) (I)         ship
                                                  (D)                                 (Instr. 4)  (Instr. 4)
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 Common Stock 8/10/99     J-1            2,420     A                                  D
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 Common Stock 8/12/99     J-1          330.617     A                                  D
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 Common Stock 8/10/99     J-1            2,240     D                                  I            By Spouse
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 Common Stock 8/12/99     J-1          330.617     D                                  I            By Spouse
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                                                                      118,827.61
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Explanation of Responses:
J-1 Reporting person acquired in a transfer upon death of his spouse. No monetary amount was paid for the stock.
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)



TABLE II-DERIVATIVE SECURITIES BENEFICALLY OWNED
      (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative   2. Conver-   3. Trans-   4. Tansac-   5. Number of Deriv-
   Security (Instr. 3)      sion or      action      tion Code    ative Secuities
                            Exercise     Date        (Instr. 8)   Acquired (A) or
                            Price of     (Month/                  Disposed of (D)
                            Deriv-       Day/                     (Instr. 3,4, and 5)
                            ative        Year)
                            Security

                                                  ------------------------------------------
                                                  Code      V        (A)        (D)

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  Common Stock Warrants  1.65         8/10/99      J-1                          200
  (Right to Buy)
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TABLE II-DEIRIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
  (e.g., puts, calls, warrants, options, convertible securities)-CONTINUED

-----------------------------------------------------------------------------------------------------------------
1. Title of Derivative   6. Date Exer-   7. Title and Amount of   8. Price   9. Number   10. Owner-   11. Na-
   Security (Instr. 3)      cissable and    Underlying Securities    of         of Deriv-    ship         ture
                            Expiration      (Instr. 3 and 4)         Deri-      ative        Form         of In-
                            Date                                     ative      Secur-       of De-       direct
                            (Month/Day/                              Secur-     ities        rivative     Bene-
                            Year)                                    ity        Bene-        Secu-        ficial
                                                                     (Instr.    Ficially     rity:        Owner-
                         ----------------------------------------    5)         Owned        Direct       ship
                         Date     Expir-              Amount or                 at End       (D)          (Instr.
                         Exer-    tion        Title   Number of                 of           Indi-        4)
                         cisable  Date                Shares                    Month        rect (1)
                                                                                (Instr.4)    (Instr. 4)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
 Common Stock Warrants                         Common Stock 200                                D
 (Right to Buy)
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 Common Stock Warrants                         Common Stock 200                                I        By Spouse
 (Right to Buy)
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											675,200      D
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											      0      I
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Explanation of Responses:
J-1 Reporting person acquired warrants in a transfer upon death of his spouse. No monetary amount was paid for the Warrants.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations
  See 18 U.S.C. 1001 and U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                /s/Robert E. Walstad              09/03/99
                              -------------------------------   ---------------
                              **Signature of Reporting Person         Date